Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of October 24, 2012, among Horsehead Metal Products, Inc., a North Carolina corporation (the “Subsidiary Guarantor”), Horsehead Holding Corp., a Delaware corporation (the “Issuer”), the existing guarantors set forth on the signature pages hereto (collectively, the “Existing Guarantors”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Existing Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 26, 2012, providing for the issuance of 10.50% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances a Subsidiary Guarantor shall (i) execute and deliver to the Trustee a supplemental indenture and a Subsidiary Guarantee pursuant to which any newly-acquired or created Restricted Subsidiary shall unconditionally Guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and the Indenture, (ii) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such Restricted Subsidiary of the type that would constitute Collateral (which for the avoidance of doubt shall not include any Excluded Assets), subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreements or by law, (iii) take such further action and execute and deliver such other documents specified in the Indenture, the Intercreditor Agreements or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing and (iv) deliver to the Trustee an Opinion of Counsel satisfactory to the Trustee; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and delivery this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Joinder to Indenture. The Subsidiary Guarantor hereby agrees to become bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as a Subsidiary Guarantor therein and as if the Subsidiary Guarantor executed the Indenture on the date thereof.

3.       Agreement to Guarantee. The Subsidiary Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees the Notes and the obligations of the Issuer under the Indenture and the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

4.       Termination, Release and Discharge. The Subsidiary Guarantor’s Guarantee shall terminate and be of no further force and effect, and the Subsidiary Guarantor shall be automatically and unconditionally released from its Guarantee without any action required on the part of the Trustee or any Holder, as set forth in Section 10.02 of the Indenture.

5.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date written below.

SUBSIDIARY GUARANTOR:

HORSEHEAD METAL PRODUCTS, INC.

By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief
Financial Officer

ISSUER:

HORSEHEAD HOLDING CORP.

By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief Financial Officer

EXISTING GUARANTORS:

HORSEHEAD CORPORATION

By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief
Financial Officer

Signature Page to Supplemental Indenture

THE INTERNATIONAL METAL RECLAMATION COMPANY, INC.

By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief
Financial Officer

CHESTNUT RIDGE RAILROAD CORP.

By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief
Financial Officer

Signature Page to Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	Wally Jones
	Name:	Wally Jones
	Title:	Vice President

Signature Page to Supplemental Indenture